Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2021

Ocala, FL…January 11, 2022 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its fiscal year ended November 6, 2021. Sales for fiscal year 2021 increased 8% to $45.0 million as compared to $41.6 million recorded in fiscal year 2020. Income from operations for fiscal year 2021, was $6.1 million versus $7.1 million in the same period a year ago. Net income after taxes was $5.4 million as compared to $6.0 million for the same period last year. Diluted earnings per share for fiscal year 2021 were $1.50 per share compared to $1.64 per share last year.

For the fourth quarter of fiscal 2021, sales were $9.5 million as compared to $13.2 million in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2021 was $1.7 million versus $2.3 million in the same period last year. Net income after taxes was $1.6 million versus last year’s results of $1.9 million. Diluted earnings per share for the fourth quarter were $0.44 per share versus earnings of $0.52 per share last year.

Nobility’s financial position during fiscal year 2021 remained very strong with cash and cash equivalents, short term investments and certificates of deposit of $38.8 million and no outstanding debt. Working capital is $35.6 million and our ratio of current assets to current liabilities is 3.1:1. Stockholders’ equity is $49.3 million and the book value per share of common stock increased to $13.96.

Terry Trexler, President, stated, “Fiscal 2021 proved to be a very difficult year to improve or even maintain consistency in factory production, materials procurement, building products cost control and the manufacturing work force. Certainly the continued pressure of the coronavirus (“COVID-19”) and variants have had a significant impact on each of these areas. However, the major disruption in maintaining or improving our production of homes this fiscal year has been the inconsistent delivery of building supplies from our vendors. The negative impact of allocations being placed on certain key materials, the delay or lack of the vendors’ key components to manufacture and deliver timely our ordered products for our production line, back orders or just delayed shipments and, of course, unparalleled price increases, have been unprecedented in the Company’s history. Until some order has been restored to the industry’s supply chain, management feels that, at least the first half of fiscal year 2022 will face these same challenges. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2020 through October 2021 were up approximately 11% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2021 the Company celebrated its 54th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 31 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to potential supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	November 6, 2021	October 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,126,059	$30,305,902
Certificates of deposit	2,093,015	4,602,307
Short-term investments	621,928	358,960
Accounts receivable - trade	680,228	790,046
Note receivable	32,825	35,997
Mortgage notes receivable	22,589	20,162
Income taxes receivable	—	105,676
Inventories	10,394,288	9,294,677
Pre-owned homes, net	542,081	441,937
Prepaid expenses and other current assets	1,821,267	1,014,849

Total current assets	52,334,280	46,970,513
Property, plant and equipment, net	6,847,780	5,142,714
Pre-owned homes, net	755,394	1,077,240
Note receivable, less current portion	38,895	6,573
Mortgage notes receivable, less current portion	222,459	227,509
Mobile home park note receivable	72,731	—
Other investments	1,788,436	1,729,364
Deferred income taxes	—	3,598
Operating lease right of use assets	1,597	715,368
Cash surrender value of life insurance	3,966,939	3,795,902
Other assets	156,287	156,287

Total assets	$66,184,798	$59,825,068

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$939,964	$928,095
Accrued compensation	555,222	670,520
Accrued expenses and other current liabilities	1,513,967	1,383,833
Income taxes payable	89,083	—
Operating lease obligation	1,597	24,192
Customer deposits	13,671,092	5,098,633

Total current liabilities	16,770,925	8,105,273
Deferred income taxes	99,568	—
Operating lease obligation, less current portion	—	778,519

Total liabilities	16,870,493	8,883,792

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,532,100 and 3,631,196 outstanding, respectively	536,491	536,491
Additional paid in capital	10,766,253	10,694,554
Retained earnings	59,742,759	57,976,051
Less treasury stock at cost, 1,832,807 shares in 2021 and 1,733,711 shares in 2020	(21,731,198)	(18,265,820)

Total stockholders’ equity	49,314,305	50,941,276

Total liabilities and stockholders’ equity	$66,184,798	$59,825,068

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 6,	October 31	November 6,	October 31
	2021	2020	2021	2020
Net sales	$9,470,027	$13,165,543	$45,062,558	$41,612,307
Cost of sales	(6,660,707)	(9,501,310)	(33,630,362)	(29,481,820)

Gross profit	2,809,320	3,664,233	11,432,196	12,130,487
Selling, general and administrative expenses	(1,141,822)	(1,397,696)	(5,286,172)	(4,984,318)

Operating income	1,667,498	2,266,537	6,146,024	7,146,169

Other income (loss):
Interest income	35,014	47,532	180,635	286,897
Undistributed earnings in joint venture - Majestic 21	13,113	18,966	59,072	80,091
Proceeds received under escrow arrangement	125,192	84,652	246,216	421,099
Increase (decrease) in fair value of equity investment	59,658	3,645	262,968	(155,406)
Gain on sale of assets	—	—	—	32,041
Miscellaneous	150,384	25,690	223,818	58,194

Total other income	383,361	180,485	972,709	722,916

Income before provision for income taxes	2,050,859	2,447,022	7,118,733	7,869,085
Income tax expense	(493,500)	(573,607)	(1,719,925)	(1,885,387)

Net income	$1,557,359	$1,873,415	$5,398,808	$5,983,698
Weighted average number of shares outstanding:
Basic	3,532,100	3,631,196	3,597,756	3,638,592
Diluted	3,543,380	3,632,579	3,607,448	3,639,950
Net income per share:
Basic	$0.44	$0.52	$1.50	$1.64
Diluted	$0.44	$0.52	$1.50	$1.64